News Release
Berry Announces Third Quarter 2024 Results

Third Quarter Highlights

•	GAAP: Net sales of $3.2 billion; Operating income of $303 million; Earnings per share of $1.65
•	Non-GAAP: Operating EBITDA of $546 million; Adjusted earnings per share of $2.18 (up 16% vs PY)
•	Third quarter volume and earning results in-line with expectations; +2% organic volume growth
•	Continued progress in portfolio optimization; HHNF spin/merger on track
•	Fiscal 2024 outlook: Adjusted EPS of $7.60 and free cash flow of $800-$900 million

Kevin Kwilinski, Berry’s CEO said, “Our strong financial results in the quarter were consistent with our expectations and our teams executed very well.  Notably, we achieved a 2% increase in overall organic volumes, with each four operating segments delivering low-single digit volume growth. At the same time, we delivered a solid increase in our operating EBITDA margins, which were 110 basis points higher than the previous year. We place a high value on honoring our commitments and excellence in execution. This quarter, I’d like to emphasize our team’s outstanding performance in achieving volume and earnings growth, as well as our progression in reducing our leverage and optimizing our portfolio.

We are confident in the strength of our underlying businesses, our customer value proposition, and our execution capabilities.  We expect business momentum to continue as we demonstrated in the June quarter, including delivering, low-single digit volume growth in the fiscal fourth quarter and exiting fiscal 2024 at or below our 3.5x leverage target.

I am excited by the attainable growth and operational excellence opportunities ahead. We’re focusing on three key efforts: optimizing our portfolio to accelerate growth and deleveraging, implementing our lean transformation, and driving growth by enhancing our commercial excellence.”

Key Financials (1)
	June Quarter		Reported
GAAP results	2024	2023	%
Net sales	$3,161	$3,229	(2%)
Operating income	303	267	13%
EPS (diluted)	1.65	1.18	40%

Adj. non-GAAP results				Comparable %
Operating EBITDA	$546	$522	5%	6%
Adjusted EPS (diluted)	2.18	1.90	15%	16%

(1)
Adjusted non-GAAP results exclude items not considered to be ongoing operations.  In addition, comparable change % excludes the impacts of foreign currency, acquisitions, and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section and in reconciliation tables in this release.  In millions of USD, except per share data.

Financial Results – Third Quarter 2024

Consolidated Overview
Net sales decreased 2% to $3.2 billion as the pass-through of lower resin prices had a 3% negative impact which was partially offset by organic volume growth of 2%, which was in line with our expectations, as all four operating segments delivered low-single digit volume growth.

Operating income increased by 13% compared to the prior year quarter, reaching $303 million.  The increase was primarily attributable to organic volume growth and positive price-cost spread largely generated by our cost reduction initiatives.

Consumer Packaging – International
Net sales decreased 7% to $959 million due to a negative impact from the pass-through of lower resin prices and the impact of completed divestitures.  These headwinds were partially offset by organic volume growth of 1%, primarily driven by improvement in our industrial and personal care markets.

Operating income increased 16% to $79 million, primarily due to the positive impact from volume growth and positive price-cost spread driven by our cost reduction efforts.

Consumer Packaging – North America
Net sales increased 4% to $831 million primarily driven by 2% organic volume growth and higher selling prices as a result of improved product mix.  The volume growth was led by our food, beverage, personal care, home care and industrial markets while foodservice markets saw modest declines.

Operating income increased 16% to $103 million, mainly attributable to the 2% volume growth and favorable price-cost spread primarily driven by timing of resin pass-throughs.

Flexibles
Net sales decreased by 2%, reaching $724 million, primarily resulting from a 4% negative impact from lower selling prices.  This negative impact was partially offset by organic volume growth of 2% led by volume recovery in our consumer categories and European film products.

Operating income remained similar to the prior year quarter, coming in at $87 million.  Volume growth of 2% was offset by higher depreciation and amortization expense.

Health, Hygiene & Specialties
Net sales decreased by 2% totaling $647 million.  The decline was primarily due to lower selling prices partially offset by organic volume growth of 2%.  Notably, the surgical suite, hard-surface disinfectant wipe, and adult incontinence markets delivered solid volume growth.

Operating income increased to $34 million, a strong increase over the prior year quarter.  The increase was attributable to a 2% volume increase, lower restructuring costs and benefits from our cost reduction efforts.

Cash Returns to Shareholders

Berry generates significant cash flow and is committed to returning capital to shareholders. This annual cash flow provides substantial capacity to simultaneously reinvest in the business for organic growth, pay down debt, pursue bolt-on acquisitions, and return cash to shareholders through a compelling dividend as well as share repurchases.  The Company expects to be within its leverage target of 2.5x – 3.5x by the end of fiscal 2024, while also returning cash to shareholders during the year, through continued share repurchases and dividends, subject to market conditions, available cash on hand and cash needs, overall financial condition, and other factors considered relevant by our Board of Directors.

Dividend and Share Repurchases

As previously announced, Berry’s Board of Directors declared a quarterly cash dividend of $0.275 per share payable on September 17, 2024 to stockholders of record as of September 3, 2024.  For the three quarters ended in fiscal 2024, Berry has repurchased 2.0 million shares for $117 million, leaving $324 million authorized for share repurchases at the end of the third fiscal quarter.  Berry may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.  The Company continues to expect to make repurchases in the future while primarily focusing on lowering our leverage.  Share repurchases are subject to market conditions, available cash on hand and cash needs, overall financial condition, and other factors considered relevant by our Board of Directors.

Announcement of Combination of Berry’s Health, Hygiene and Specialties Global Nonwovens and Films Business with Glatfelter Corporation

In February, the Company announced plans for a spin-off of the majority of its HH&S segment to include its global nonwovens and films business, which is then to be merged with Glatfelter Corporation (“GLT”) to create a global leader in specialty materials.  Upon the completion of the transaction, Berry shareholders are expected to own approximately ninety percent of the newly combined company.  The transaction valued the combined company at $3.6 billion on an enterprise value basis.  In June, the Company announced that, in addition to previously achieving a regulatory milestone with the expiration of the required waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act, the parties received all other approvals and clearances under competition and foreign direct investment laws which were conditions to the consummation of the transaction.  The transaction is subject to further certain customary closing conditions including, but not limited to, approval by GLT shareholders and the effectiveness of related registration statements.

“This announcement is the culmination of a comprehensive review to determine the highest value alternative for Berry shareholders.  We believe these two businesses can drive significant value for their respective stakeholders with more focused portfolios, positioning each for greater success.  Berry will now become a pure-play leading supplier of innovative, sustainable global packaging solutions and we believe this focus will result in an even more predictable, stable earnings and growth profile for Berry. This proposed transaction is a significant step in the optimization of our portfolio and allows Berry’s management team to be one hundred percent laser-focused on driving consistent long-term growth with a more simplified and aligned portfolio,” stated Kevin Kwilinski, Berry’s CEO.

In July, Berry’s Health, Hygiene and Specialties Global Nonwovens and Films (“HHNF”) business and Glatfelter Corporation progressed further with the creation of the Magnera brand, a global leader in the specialty materials industry.  Curt Begle, President of Berry’s Health Hygiene & Specialties Division, who will lead Magnera as CEO, said, “Magnera’s purpose is to better the world with new possibilities made real. By continuously co-creating and innovating with our partners, we will develop original material solutions that make a brighter future possible. With a breadth of technologies and a passion for what we create, Magnera’s solutions will solve end-users’ problems, every day.”

Fiscal Year 2024 Guidance

•	Adjusted earnings per share of $7.60
•	Cash flow from operations of $1.4-$1.5 billion; free cash flow of $800-$900 million
•	Committed to being 3.5x leverage or lower and within our long-term targeted range

Investor Conference Call
The Company will host a conference call today, August 2, 2024, at 10 a.m. U.S. Eastern Time to discuss our third fiscal quarter 2024 results.  We expect the call to last approximately one hour.  This call will be webcast live on Berry’s website at https://ir.berryglobal.com/financials.  A new, simplified event registration and access provides two ways to access the call.  A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

By Telephone
Participants may register for the call here now or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

Via the Internet
The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click on the following link: https://ir.berryglobal.com/financials.  A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

About Berry
At Berry Global Group, Inc. (NYSE: BERY), we create innovative packaging solutions that we believe make life better for people and the planet. We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry-leading talent of over 40,000 global employees across more than 250 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey. For more information, visit our website, or connect with us on LinkedIn or X.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted operating income, Adjusted earnings per share (or adjusted EPS), free cash flow, and comparable basis net sales, comparable adjusted EPS and comparable operating EBITDA.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking adjusted EPS and free cash flow is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company as well as estimates and statements as to the expected timing, completion and effects of the proposed transaction between Berry and Glatfelter, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to estimates and statements about the expected timing and structure of the proposed transaction, the ability of the parties to complete the proposed transaction, benefits of the Glatfelter transaction, including future financial and operating results, executive and Board transition considerations, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts, as well as statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including transactional and translational foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes, or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall global economy, persistent inflation, supply chain disruptions, and the financial markets that may adversely impact our business; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to weather-related events and longer-term climate change patterns; (10) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (11) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (12) risks related to future write-offs of substantial goodwill; (13) risks of competition, including foreign competition, in our existing and future markets; (14) risks related to market conditions associated with our share repurchase program; (15) risks related to market disruptions and increased market volatility; (16) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; (17) the risk that Glatfelter shareholders may not approve the transaction proposals; (18) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated or may be delayed; (19) risks that any of the other closing conditions to the proposed transaction may not be satisfied in a timely manner; (20) risks that the anticipated tax treatment of the proposed transaction is not obtained; (21) risks related to potential litigation brought in connection with the proposed transaction; (22) uncertainties as to the timing of the consummation of the proposed transaction; (23) risks and costs related to the implementation of the separation of the Berry Spinco from Berry., including timing anticipated to complete the separation, any changes to the configuration of the businesses included in the separation if implemented, as well as unexpected costs, charges or expenses resulting from the proposed transaction; (24) the risk that the integration of the combined companies is more difficult, time consuming or costly than expected; (25) risks related to financial community and rating agency perceptions of each of Berry and Glatfelter and its business, operations, financial condition and the industry in which they operate; (26) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (27) failure to realize the benefits expected from the proposed transaction; (28) the effects of the announcement, pendency or completion of the proposed transaction on the ability of the parties to retain customers and retain and hire key personnel and maintain relationships with their counterparties, and on their operating results and businesses generally; and (29) the other factors and uncertainties discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission (“SEC”). These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the registration statements, proxy statement/prospectus and other documents that will be included in the registration statements that will be filed with the SEC in connection with the proposed transaction. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. New factors may emerge from time to time, and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on us. Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction between Berry and Glatfelter. In connection with the proposed transaction, Berry and Glatfelter intend to file relevant materials with the SEC, including a registration statement for Spinco in connection with the separation and spin-off as well as a registration statement on Form S-4 by Glatfelter that will contain a proxy statement/prospectus of Glatfelter relating to the proposed transaction. This communication is not a substitute for the registration statements, proxy statement/prospectus or any other document which Berry and/or Glatfelter may file with the SEC. STOCKHOLDERS OF BERRY AND GLATFELTER ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENTS AND PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain copies of the registration statements and proxy statement/prospectus (when available) as well as other filings containing information about Berry and Glatfelter, as well as Spinco, without charge, at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by Berry or Spinco will be made available free of charge on Berry’s investor relations website at https://ir.berryglobal.com. Copies of documents filed with the SEC by Glatfelter will be made available free of charge on Glatfelter's investor relations website at https://www.glatfelter.com/investors.

No Offer or Solicitation
This communication is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to sell, subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation
Berry and its directors and executive officers, and Glatfelter and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Glatfelter capital stock and/or the offering of securities in respect of the proposed transaction. Information about the directors and executive officers of Berry, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Security Ownership of Beneficial Owners and Management” in the definitive proxy statement for Berry’s 2024 Annual Meeting of Stockholders, which was filed with the SEC on January 4, 2024 (https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001378992/000110465924001073/tm2325571d6_def14a.htm). Information about the directors and executive officers of Glatfelter, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Ownership of Company Stock” in the proxy statement for Glatfelter's 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 26, 2024 (https://www.sec.gov/ix?doc=/Archives/edgar/data/0000041719/000004171924000013/glt-20240322.htm). In addition, Curt Begle, the current President of Berry’s Health, Hygiene & Specialties Division, will be appointed as Chief Executive Officer, James M. Till, the current Executive Vice President and Controller of Berry, will be appointed as Executive Vice President, Chief Financial Officer & Treasurer, and Tarun Manroa, the current Executive Vice President and Chief Strategy Officer of Berry, will be appointed as Executive Vice President, Chief Operating Officer, of the combined company. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Company Contact Information
Dustin Stilwell
VP, Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

Berry Global Group, Inc.
Consolidated Statements of Income (Unaudited)

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023

Net sales	$3,161	$3,229	$9,090	$9,577
Costs and expenses:
Cost of goods sold	2,560	2,649	7,448	7,873
Selling, general and administrative	216	215	664	671
Amortization of intangibles	58	61	177	181
Restructuring and transaction activities	24	37	133	74
Operating income	303	267	668	778
Other expense (income)	(5)	11	8	13
Interest expense, net	77	78	225	228
Income before income taxes	231	178	435	537
Income tax expense	38	35	67	114
Net income	$193	$143	$368	$423

Basic net income per share	$1.69	$1.20	$3.19	$3.50
Diluted net income per share	1.65	1.18	3.11	3.47

Outstanding weighted average shares (in millions)
Basic	114.5	118.7	115.2	121.0
Diluted	116.7	121.1	118.2	121.9

Condensed Consolidated Balance Sheets (Unaudited)

(in millions of USD)	June 29, 2024	September 30, 2023
Cash and cash equivalents	$509	$1,203
Accounts receivable	1,630	1,568
Inventories	1,679	1,557
Other current assets	318	205
Property, plant, and equipment	4,558	4,576
Goodwill, intangible assets, and other long-term assets	7,294	7,478
Total assets	$15,988	$16,587
Current liabilities, excluding current debt	2,245	2,703
Current and long-term debt	8,699	8,980
Other long-term liabilities	1,673	1,688
Stockholders’ equity	3,371	3,216
Total liabilities and stockholders' equity	$15,988	$16,587

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Quarterly Periods Ended
(in millions of USD)	June 29, 2024	July 1, 2023
Cash flows from operating activities:
Net income	$368	$423
Depreciation	463	425
Amortization of intangibles	177	181
Non-cash interest, net	(61)	(45)
Settlement of derivatives	27	36
Deferred income tax	(78)	(94)
Share-based compensation expense	38	36
Loss on divestitures	57	-
Other non-cash operating activities, net	14	18
Changes in working capital	(708)	(490)
Net cash from operating activities	297	490

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(473)	(560)
Divestitures, acquisitions and other activities	(21)	(88)
Net cash from investing activities	(494)	(648)

Cash flows from financing activities:
Repayments on long-term borrowings	(3,441)	(687)
Proceeds from long-term borrowings	3,150	500
Repurchase of common stock	(117)	(415)
Proceeds from issuance of common stock	33	26
Dividends paid	(104)	(97)
Other, net	(22)	7
Net cash from financing activities	(501)	(666)
Effect of currency translation on cash	4	47
Net change in cash and cash equivalents	(694)	(777)
Cash and cash equivalents at beginning of period	1,203	1,410
Cash and cash equivalents at end of period	$509	$633

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$297	$490
Additions to property, plant, and equipment (net)	(473)	(560)
Non-U.S. GAAP Free Cash Flow	$(176)	$(70)

Segment and Supplemental Comparable Basis Information (Unaudited)

	Quarterly Period Ended June 29, 2024
(in millions of USD)	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Flexibles	Total
Net sales	$959	$831	$647	$724	$3,161

Operating income	$79	$103	$34	$87	$303
Depreciation and amortization	79	57	45	32	213
Restructuring and transaction activities	11	6	5	2	24
Other non-cash charges	2	2	1	1	6
Operating EBITDA	$171	$168	$85	$122	$546

	Quarterly Period Ended July 1, 2023
Reported net sales	$1,036	$798	$657	$738	$3,229
Foreign currency, acquisitions & divestitures	(26)	5	(6)	(1)	(28)
Comparable net sales (1)	$1,010	$803	$651	$737	$3,201

Operating income	$68	$89	$22	$88	$267
Depreciation and amortization	79	54	45	29	207
Restructuring and transaction activities	17	6	12	2	37
Other non-cash charges	6	2	2	1	11
Foreign currency, acquisitions & divestitures	(7)	2	-	-	(5)
Comparable operating EBITDA (1)	$163	$153	$81	$120	$517

(1)
The prior year comparable basis change excludes the impacts of foreign currency, acquisitions, and divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.

Reconciliation of Non-GAAP Measures

Reconciliation of Net income and earnings per share (EPS) to adjusted operating income, operating earnings before interest, tax, depreciation and amortization (EBITDA), and adjusted earnings per share (adjusted EPS)
(in millions of USD, except per share data amounts)

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income	$193	$143	$368	$423
Add: other expense	(5)	11	8	13
Add: interest expense	77	78	225	228
Add: income tax expense	38	35	67	114
Operating income	$303	$267	$668	$778

Add: restructuring and transaction activities	24	37	133	74
Add: Impact of hyperinflation	—	—	15	—
Add: other non-cash charges (1)	6	11	42	48
Adjusted operating income (3)	$333	$315	$858	$900

Add: depreciation	154	146	463	425
Add: amortization of intangibles	59	61	178	181
Operating EBITDA (3)	$546	$522	$1,499	$1,506

Net income per diluted share	$1.65	$1.18	$3.11	$3.47
Other expense, net	(0.04)	0.09	0.07	0.11
Restructuring and transaction activities	0.21	0.31	1.13	0.61
Impact of hyperinflation	—	—	0.13	—
Amortization of intangibles from acquisitions (2)	0.50	0.50	1.50	1.48
Income tax impact on items above	(0.14)	(0.18)	(0.59)	(0.44)
Foreign currency, acquisitions, and divestitures		(0.02)		0.04
Adjusted net income per diluted share (3)	$2.18	$1.88	$5.35	$5.27

Estimated Fiscal 2024
Cash flow from operating activities	$1,400-$1,500
Net additions to property, plant, and equipment	(600
Free cash flow (3)	$800-$900

(1)	Other non-cash charges are primarily stock compensation expense
(2)	Amortization of intangibles from acquisition are added back to better align our calculation of adjusted EPS with peers.
(3)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth and comparable basis measures exclude the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities, less net additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

We also use Adjusted operating income, Operating EBITDA, adjusted EPS and comparable basis measures, among other measures, to evaluate management performance and in determining performance-based compensation.  Operating EBITDA is a measure widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted operating income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.
     (BERY-F)